014 Putnam High Yield Trust Annual 8/31/15

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 (000s omitted)

Class A		50,015
Class B		   755
Class C		 2,231
Class M		   862

72DD2 (000s omitted)
Class R		   587
Class Y		11,778


73A1

Class A		0.420
Class B		0.359
Class C		0.359
Class M		0.396

73A2

Class R		0.399
Class Y		0.444


74U1 (000s omitted)

Class A	   113,020
Class B		1,888
Class C		5,490
Class M		1,821

74U2 (000s omitted)

Class R		1,500
Class Y	    26,616


74V1

Class A		7.52
Class B		7.51
Class C		7.45
Class M		7.55

74V2

Class R		7.36
Class Y		7.36


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.